Exhibit 99.1
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Joanne Wanstreet	David L. Cowen
	440/347-1252	440/347-5333
Web Site: http://www.lubrizol.com
Lubrizol Sells Food Ingredients and Industrial Specialties Businesses
CLEVELAND, OH, March 17, 2006 — The Lubrizol Corporation (NYSE: LZ) announced today that it has entered into an agreement to sell its food ingredients and industrial specialties businesses (the Business) to an affiliate of Sun Capital Partners, Inc. (Sun Capital), a private investment firm with headquarters in Boca Raton, Florida. Keybanc Capital Markets advised Lubrizol on the transaction.
The Business consists of a fine chemicals group, a specialty polymers and additives group and a performance materials group. The Business’ products have applications in the following markets: food and beverage; personal care and intermediates; textiles, paper, tires and industrial rubber; and adhesives. Lubrizol acquired most of the Business with the acquisition of Noveon International, Inc. in June 2004. The Business previously reported into the consumer specialties product line of the Noveon Specialty Chemicals segment. The 2005 sales for the Business were approximately $400 million.
Included in the sale are six manufacturing sites: Akron and Cincinnati, Ohio; Charlotte, North Carolina; Cheyenne, Wyoming; Henry, Illinois; and Kalama, Washington. The purchaser intends to retain all of the employees, numbering approximately 625, at these locations.
“This sale will allow the food ingredients and industrial specialties businesses to stand on their own and grow through increased management focus, capital investments and acquisitions. The purchaser views this as a good opportunity and expects to add resources to improve and position the business for long-term growth. I have been very pleased with the performance of the Business and the strength of the management team over the past 21 months of Lubrizol’s ownership,” said James Hambrick, Lubrizol’s chairman, president and CEO.
This is Lubrizol’s fourth and largest divestiture since it announced in July 2005 its strategy to divest non-core businesses with combined revenues of $500 million in order to focus on building its personal care, performance coatings, specialty materials and lubricant additives businesses.
Closing, which is anticipated in the second quarter, is subject to regulatory approvals.
-more-

Lubrizol Sells Food Ingredients and Industrial Specialties Businesses	Page 2
About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology; performance coatings in the form of specialty resins and additives; and additives for the food and beverage industry. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 20 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 7,500 employees worldwide. In June 2004, Lubrizol acquired Noveon International, Inc. Revenues for 2005 were $4.0 billion. For more information, visit www.lubrizol.com.
About Sun Capital Partners, Inc.
Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and managed more than 110 companies worldwide with combined sales in excess of $27 billion since Sun Capital’s inception in 1995. Sun Capital has offices in: Boca Raton, Florida; Los Angeles, California; New York, New York; London, U.K.; and Shenzhen, China. For more information, visit www.suncappart.com.
###
This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release include, but are not limited to, the increased leverage resulting from the financing of the Noveon International, Inc. acquisition; the company’s ability to raise prices in an environment of increasing raw material prices; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.